Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Smith Micro Software, Inc. and subsidiaries of our reports dated February 27, 2012 relating to our audits of the consolidated financial statements, the financial statement schedule, and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ SINGERLEWAK LLP

Los Angeles, California

February 27, 2012